DMCL
DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

April 14, 2023

Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

Ladies and Gentlemen:

We are the former independent public accountants for Nevada Canyon Gold Corp. (the "Company"). We have been furnished with a copy of the Company's Form 8-K disclosing our dismissal as independent public accountants of the Company.

We confirm our agreement with the statements made in such disclosure insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in such disclosure regarding the appointment of or consultations with new independent accountants by the Company.

Yours very truly,

DMCL.

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada